Exhibit 16.1

September 29, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE Washington, D.C. 20549

Ladies and Gentlemen:

We have read Jasper Therapeutics, Inc.’s (formerly known as Amplitude Healthcare Acquisition Corporation) statements included under Item 4.01 of its Form 8-K dated September 29, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 24, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York